As filed with the Securities and Exchange Commission on March 5, 2015

Registration No. 333-138589

Registration No. 333-173082

Registration No. 333-180568

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-138589

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-173082

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-180568

UNDER THE SECURITIES ACT OF 1933

ATLAS ENERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	43-2094238
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1000 Louisiana, Suite 4300

Houston, Texas 77002

(713) 584-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Name, address, including zip code, and telephone number, including area code, of agent for service:	Copy of communications to:

Joe Bob Perkins Chief Executive Officer Atlas Energy GP, LLC 1000 Louisiana, Suite 4300 Houston, Texas 77002 (713) 584-1000	Christopher Collins Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed by Atlas Energy, L.P., a Delaware limited partnership (“Atlas Energy”), with the Securities and Exchange Commission:

•	Registration No. 333-138589, filed on Form S-8 on November 9, 2006, pertaining to the registration of 2,100,000 common units representing limited partner interests in Atlas Energy (“Common Units”) issuable under the Atlas Pipeline Holdings Long-Term Incentive Plan;

•	Registration No. 333-173082, filed on Form S-8 on March 25, 2011, pertaining to the registration of 5,300,000 Common Units issuable under the Atlas Pipeline Holdings 2010 Long-Term Incentive Plan (together with the Atlas Pipeline Holdings Long-Term Incentive Plan, the “Plans”); and

•	Registration No. 333-180568, filed on Form S-8 on April 3, 2012, pertaining to the registration of 625,297 Common Units issuable under the Plans.

On February 27, 2015, Atlas Energy was acquired by Targa Resources Corp. (“TRC”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), by and among TRC, Trident GP Merger Sub LLC, a subsidiary of TRC (the “Merger Sub”), Atlas Energy and Atlas Energy GP, LLC, dated October 13, 2014. Pursuant to the Merger Agreement, Merger Sub merged with and into Atlas Energy, with Atlas Energy continuing as the surviving entity and a subsidiary of TRC.

As a result of the completion of the transactions contemplated by the Merger Agreement, Atlas Energy has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by Atlas Energy in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, Atlas Energy hereby removes from registration all of such securities registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas, on this 5th day of March, 2015.

ATLAS ENERGY, L.P.

By:	ATLAS ENERGY GP, LLC, its general partner

	By:	/s/ Matthew J. Meloy
Matthew J. Meloy
Senior Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements on Form S-8 have been signed below by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Joe Bob Perkins Joe Bob Perkins	Chief Executive Officer and Director of the General Partner (Principal Executive Officer)	March 5, 2015

/s/ Matthew J. Meloy Matthew J. Meloy	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	March 5, 2015

/s/ John R. Sparger John R. Sparger	Chief Accounting Officer (Principal Accounting Officer)	March 5, 2015

/s/ Jeffrey J. McParland Jeffrey J. McParland	Director of the General Partner	March 5, 2015